UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 6, 2006

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, on May 18, 2006 Broadcom Corporation commenced a voluntary review of its equity award practices. The review, which covers option grants and other equity awards since the company’s initial public offering in 1998, is being directed by the Audit Committee of the Board of Directors with the assistance of outside counsel. At this time, the review has not been completed and is ongoing, and the Audit Committee has not reached any final conclusions.

On July 14, 2006 Broadcom announced that its Audit Committee, with the concurrence of the company’s outside counsel and Ernst & Young LLP, had determined that the company's financial statements for the years 2000-2005 and for the first quarter of 2006 would need to be restated and should not be relied upon pending completion of the restatements. That determination reflected the conclusion that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the accounting measurement dates for certain stock option grants awarded during the years 2000-2002 differed from the measurement dates previously used in accounting for such awards. Based upon the grants identified through July 14th and the review as conducted through that date, the company stated that it expected to record additional non-cash stock-based compensation expense then estimated to be in excess of $750 million, substantially all of which would be recorded in the years 2000-2003. The company further explained that because its review was ongoing, it was possible that additional issues concerning equity award accounting measurement dates or the affected time periods might be identified and result in additional non-cash stock-based compensation or other expenses.

While the equity award review is still ongoing, Broadcom has identified additional stock option grants for which the measurement dates for purposes of APB 25 differ from those originally used to record such awards. As a consequence, the company now expects that the aggregate additional non-cash stock-based compensation expense to be recorded under APB 25 when it completes the restatement of its financial statements will be at least twice the amount previously estimated and could be substantially more depending upon the resolution of certain accounting issues.

The incremental non-cash stock-based compensation expense relates to transactions or fiscal periods as to which the review had not commenced or had not been completed prior to the July 14th announcement. The grants at issue were awarded between June 1998 and May 2003. A substantial majority of the aggregate additional non-cash stock-based compensation expense to be recorded by the company as a result of the equity award review will be expensed in 2003 and prior periods.

On September 6, 2006 the Audit Committee determined, with the concurrence of its advisers, including Ernst & Young, that the financial statements for 1998 and 1999 should also be restated and that the company’s financial statements and the related reports of Ernst & Young, and all earnings press releases and similar communications issued by the company, relating to periods after 1997 should not be relied upon pending completion of the restatements.

Broadcom is in the process of determining the appropriate measurement dates for the additional option grants at issue, and is working with outside counsel and Ernst & Young to complete that process as soon as possible. The company expects that the non-cash stock-based compensation expenses will be offset by matching credits to its paid-in capital account and that its net shareholders’ equity, cash position and financial resources will remain effectively unchanged by the additional non-cash stock-based compensation expense.

Additional non-cash stock-based compensation expense will be recorded in the first quarter of 2006 and thereafter pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), which the company adopted effective January 1, 2006. The preliminary expense amounts shown above have been estimated in accordance with the provisions of APB 25 and related interpretations and do not reflect additional expense amounts to be determined based upon the provisions of SFAS 123R or Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or any additional accounting adjustments recorded in the first quarter of 2006 or prior periods resulting from other accounting standards or rules that may impact the periods under review. Broadcom has not yet completed its assessment of the amount or timing of such additional adjustments or of the tax implications of any adjustments, which adjustments could be significant.

On September 8, 2006 Broadcom issued a related press release supplementing its preliminary report on the equity award review and announcing the additional planned restatements. The full text of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated September 8, 2006 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

September 12, 2006	By:	/s/ Bruce E. Kiddoo

Name: Bruce E. Kiddoo
Title: Vice President and Corporate Controller

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 8, 2006 of the Registrant.